Exhibit 10.12

EARN-OUT AGREEMENT

This EARN-OUT AGREEMENT (this “Agreement”) is made and entered into as of this 15th day of August 2012 by and among First Foundation, Inc., a California corporation (“FFI”), First Foundation Bank, a federal savings bank and wholly owned subsidiary of FFI (“FFB”), and Desert Commercial Bank, a California state chartered banking corporation (“DCB”), and Osborne Rincon, Certified Public Accountants,, who is the designated and approved representative of the DCB Securityholders (the “DCB Securityholder Representative” or the “Securityholder Representative”). For ease of reference, when used in this Agreement, the terms “Parties” and “parties” shall mean, collectively, FFI, FFB, DCB and the DCB Securityholder Representative and the terms “Party” and “party” shall refer to any of them individually.

RECITALS

A.         FFI, FFB and DCB have entered into an Agreement and Plan of Merger dated as of June 29, 2011 (the “Merger Agreement”), which provides for (i) a statutory merger of DCB with and into FFB (the “Merger”), pursuant to which FFB will be the surviving corporation (the “Surviving Corporation”) and each share of DCB Common Stock outstanding immediately prior to the Effective Time of the Merger will be converted into a right to receive a number of shares of FFI Common Stock equal to the Exchange Ratio (determined in the manner set forth in Section 3.1 of the Merger Agreement, on the terms and subject to the conditions set forth in the Merger Agreement.

B.          The Merger Agreement provides that, except for the holders of Dissenting DCB Shares, the persons who were the record shareholders of DCB immediately prior to the Effective Time, together with the holders of the In-the-Money Options, have the opportunity to receive additional consideration for their DCB Shares or In-the-Money Options of DCB (as the case may be), which will be in addition to the Aggregate Merger Consideration set forth in Section 3.1 of the Merger Agreement (the “Contingent Consideration”), on the terms and subject to the conditions set forth hereinafter in this Agreement.

C.          It is a condition precedent to the consummation of the Merger that FFI enter into this Earn-Out Agreement.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing Recitals and the respective promises of the parties to each other contained herein, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged by the parties, and intending to be legally bound hereby, the Parties hereto covenant and agree as follows:

1.          Definitions. Unless otherwise defined below in this Section 1 or elsewhere in this Agreement, terms in this Agreement with initial capital letters shall have the respective meanings given to such terms in the Merger Agreement:

(a)          The term “Actual Credit Loss” shall mean the amount by which (i) the Base Carrying Value of any Impaired Asset plus the amount of any Servicing Costs, Disposition Costs and DCB Disposition and Servicing Costs for such Impaired Asset exceeds (ii) the Recoveries on such Impaired Asset.

(b)          The term “Aggregate Credit Loss” shall mean the aggregate amount of Actual Credit Losses incurred on the Impaired Assets with Actual Credit Losses.

(c)          The term “Aggregate Net Gain on Disposition” shall mean the aggregate of the Net Gains on Disposition realized on the Impaired Assets with Net Gains on Disposition.

(d)          The term “Base Carrying Value” means the carrying value of the Impaired Assets as of March 31, 2011 as set forth in the column “Total” on Schedule A to this Agreement.

(e)          The term “DCB Disposition and Servicing Costs” means any costs incurred by DCB during the period from March 31, 2011 to the Closing Date in connection with the servicing, sale or disposition of any Impaired Asset that are not expensed by DCB as of the Closing Date (and, therefore, are not included in the determination of the Measurement Period Income (Loss)).

(f)          The term “DCB Option Holders” means the holders of the In-the-Money DCB Options (as defined below).

(g)         The term “Determination Period” means a two (2) year period that will commence on the Closing Date and will end on the second (2nd) anniversary thereof.

(h)         The term “FFB Disposition and Servicing Costs” means all reasonable costs and reasonable expenses incurred by FFB in connection with (i) the servicing of any Impaired Asset including, but not limited to, all reasonable costs and reasonable expenses incurred by FFB for maintenance of such Impaired Asset, and all legal and other professional fees and charges, insurance payments, taxes and fees; and (ii) any sale or other disposition of any Impaired Asset including, but not limited to, all reasonable costs and reasonable expenses incurred by FFB in placing such Impaired Asset in a saleable condition, and all reasonable brokerage and finders fees, legal and other professional fees and charges, escrow and documentation fees and costs, and all transfer or similar taxes incurred or accrued by FFB in connection with the sale or other disposition of the Impaired Asset; provided, however, that FFB Disposition and Servicing Costs shall exclude any charges for services provided by employees of FFB or its Affiliates and any general and administrative expenses of FFB.

(i)          The term “Disposition and Servicing Costs” means the sum of the DCB Disposition and Servicing Costs and the FFB Disposition and Servicing Costs.

(j)          The term “Fair Value” shall mean the fair value of an Impaired Asset as determined by the following: (i) for an REO property, the Fair Value will be equal to the average Net Appraised Value of two different appraisals obtained from independent licensed appraisers within sixty (60) days of the Resolution Date, except that if the difference between these two appraisals is greater than 10%, then a third appraisal will be obtained from an independent licensed appraiser and the Fair Value of an REO property will be equal to the median Net Appraised Value of these three different appraisals; (ii) for loans secured by real property that are classified as collateral dependent under GAAP (“Collateral Dependent Loans”), the Fair Value will be equal to the average Net Appraised Value of two different appraisals of the underlying real property obtained from independent licensed appraisers within sixty (60) days of the Resolution Date, except that if the difference between these two appraisals is greater than 10%, then a third appraisal will be obtained from an independent licensed appraiser and the Fair Value of a Collateral Dependent Loan will be equal to the median Net Appraised Value of these three different appraisals; (iii) for loans secured by real property that are not classified as collateral dependent under GAAP or for loans that are not secured by real property (“Other Loans”), the Fair Value will be will be equal to the average value of two different valuations obtained from independent qualified third parties within 60 days of the Resolution Date, except that if the difference between these two valuations is greater than 10%, then a third valuation will be obtained from an independent qualified third party and the Fair Value of an Other Loan will be equal to the median valuation of these three different valuations. Notwithstanding the above, FFB may elect in its sole and absolute discretion to set the Fair Value of a Collateral Dependent Loan or an Other Loan at an amount equal to the Base Carrying Value thereof, less any payments from a borrower on such loan received by DCB during the period from March 31, 2011 to the Closing Date and by FFB during the Determination Period constituting (A) a principal reduction in respect thereof, or (B) the payment of accrued interest on such loan up to the amount of accrued interest in respect of such loan set forth on Schedule A to this Agreement. The independent licensed appraisers and independent qualified third parties referenced above shall each be selected by FFB in its sole discretion and the fees and expenses of such appraisals and valuations shall be included in the Servicing Costs of the Impaired Asset.

(k)         The term “Impaired Assets” shall mean the assets of DCB set forth on Schedule A to this Agreement, subject to adjustment as set forth in Section 3(d) of this Agreement.

(l)          The term “In-the-Money Options” shall mean all options to purchase shares of DCB Common Stock that were granted by DCB pursuant to its 2005 Equity Incentive Plan, and all warrants to purchase DCB Common Stock that were the 2009 Warrants issued by DCB (the “DCB Warrants”), prior to the date of the Merger Agreement, and which (i) were outstanding immediately prior to the Closing Date and (ii) were exercisable, by their express terms, at a price per share of DCB Common Stock that was less than Per Share Merger Consideration (as defined in and determined in accordance with the Merger Agreement) and (iii) were cancelled in exchange for the Option Consideration pursuant to Section 3.6 of the Merger Agreement.

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(m)         The term “Net Appraised Value” means the appraised value of any real property multiplied by a factor of 0.92, which amount is intended to reflect the value of the real property less the estimated Disposition and Servicing Costs thereof.

(n)          The term “Net Gain on Disposition” shall mean the amount, if any, by which (i) the Recoveries of any Impaired Asset exceed (ii) the Base Carrying Value of any Impaired Asset plus the amount of any Disposition and Servicing Costs incurred in respect of or for such Impaired Asset.

(o)          The term “Neutral Accountant” means an accountant (who need not be a certified public accountant) or an accounting firm selected by the DCB Securityholder Representative and approved by FFI (which approval shall not be unreasonably withheld or delayed).

(p)          The term “Recoveries” shall mean (i) any proceeds from the sale of an Impaired Asset received by FFB during the Determination Period, or, if no sale of such Impaired Asset occurs during the Determination Period, the Fair Value of such Impaired Asset determined, as provided in Paragraph 1(i) above, as of the Resolution Date; (ii) charge offs against the Impaired Assets recognized by DCB during the period from March 31, 2011 to the Determination Date; and (iii) any payments from a borrower on an Impaired Asset received by DCB during the period from March 31, 2011 to the Closing Date and by FFB during the Determination Period constituting (A) a principal reduction, (B) reimbursement of any FFB Disposition or Servicing Costs incurred by FFB during the Determination Period, or (C) interest accrued on such Impaired Asset as set forth on Schedule A to this Agreement; provided, however, that for purposes of this Clause (ii)(C), payments of interest on an Impaired Asset in excess of the accrued interest on such Impaired Asset reflected on Schedule A to this Agreement shall not be deemed part of the Recoveries in respect of such Impaired Asset; and

(q)          The term “Resolution Date” means the date that is the last day of the Determination Period.

(r)          The provisions of Section 1.2 (entitled “Rules of Construction”) in the Merger Agreement are, by this reference, incorporated into this Agreement as if set forth in full in this Paragraph 1(r), provided that, wherever the term “Agreement” appears in such provisions in the Merger Agreement, such terms shall, for purposes of this Agreement, mean and refer to this Agreement and not the Merger Agreement.

2.           Restriction on Dispositions of Impaired Assets. During the Determination Period, FFB shall not sell or otherwise dispose of any Impaired Asset for an amount that would result in an Actual Credit Loss for such Impaired Asset unless and until the terms of such sale or disposition have been approved by an affirmative vote of at least two-thirds (2/3) of the members of FFB’s Board of Directors.

3.           Determination of Contingent Consideration to be Paid to the DCB Shareholders and DCB Option Holders.

(a)          Within forty-five (45) days following the Resolution Date, FFB shall prepare and deliver a written report to FFI and the Securityholder Representative, which sets forth (i) the calculation of the Actual Credit Loss or the Net Gain on Disposition for each Impaired Asset; (ii) the calculation of the Aggregate Credit Loss; (iii) the calculation of the Aggregate Gain on Disposition; and (iv) the calculation of the Contingent Consideration (the “Resolution Date Report”).

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(b)          The DCB Securityholder Representative shall promptly review FFB’s calculations set forth therein and notify FFI whether it agrees or disagrees as to the amount of the Contingent Consideration. The DCB Securityholder Representative shall have the right and the authority, but not the obligation, to engage an independent accountant or other advisor of the Representative’s own choosing (an “Advisor”), to aid in the Securityholder Representative’s review of the Resolution Date Report and the reasonable costs of such Advisor shall be paid out of the Contingent Consideration. The DCB Securityholder Representative and such Advisor, if any, shall have access to, or be provided by FFB with, true and correct copies of all of the financial records of FFB on which the determinations in the Resolution Date Report were based. To the extent that the DCB Securityholder Representative disagrees with respect to any of the determinations contained in the Resolution Date Report, the Securityholder Representative shall provide FFI with a written notice of such disagreement (“Notice of Disagreement”) within twenty (20) Business Days following the receipt of such Resolution Date Report by the DCB Securityholder Representative. Following receipt of any Notice of Disagreement, the DCB Securityholder Representative and FFI shall negotiate in good faith to resolve in writing all of the differences with respect to each disagreement specified in the Notice of Disagreement and if such disagreements are so resolved, such resolution shall be set forth in a written instrument executed by FFB and the DCB Securityholder Representative and shall be final, conclusive and binding on the parties. If the DCB Securityholder Representative and FFI have not resolved in writing all of the disagreements with respect to any such disagreement, then each unresolved disagreement (each, a “Disputed Matter”), along with the Resolution Date Report, and the Notice of Disagreement, shall be submitted to and reviewed by a Neutral Accountant. The Neutral Accountant shall consider only the Disputed Matters, the DCB Securityholder Representative and FFI shall direct the Neutral Accountant to render a determination within thirty (30) days after its retention and shall cooperate with the Neutral Accountant during its engagement. The Neutral Accountant shall act promptly to resolve in writing all Disputed Matters and its decisions with respect to the Disputed Matters shall be final, conclusive and binding on each of the parties. The Neutral Accountant shall promptly notify the DCB Securityholder Representative and FFI of its resolution of the Disputed Matters and its final calculation of the Contingent Consideration (the “Final Calculation”). Once the Final Calculation has been delivered, it will become final, conclusive and binding on the parties for all purposes of this Agreement. All fees and expenses of the Neutral Accountant shall be paid out of the Contingent Consideration, provided, however, that, if the Neutral Accountant determines, as part or as a result of its resolution of the Disputed Matters that the aggregate amount of the Contingent Consideration that the DCB Shareholders and the DCB Option Holders are entitled to receive pursuant to this Agreement (i) exceeds the amount thereof set forth in the Resolution Date Report prepared by FFB by $100,000 or more, but less than $200,000, then, FFB shall pay fifty percent (50%) of the fees and expenses of the Neutral Accountant or (ii) exceeds the amount of the Contingent Consideration set forth in the Resolution Date Report prepared by FFB by $200,000 or more, FFB shall pay all of the fees and expenses of the Neutral Accountant.

(c)          For purposes hereof, the amount of the Contingent Consideration shall be determined as follows:

(i)          If the Aggregate Credit Loss less the Aggregate Net Gain on Disposition, as set forth in the Final Calculation, or if there is no Final Calculation, as otherwise agreed to between the DCB Securityholder Representative and FFI, equals or exceeds Four Million Five Hundred Thousand Dollars ($4,500,000), then the DCB Shareholders and the DCB Option Holders shall not be entitled to any Contingent Consideration of any kind or nature whatsoever and the Aggregate Merger Consideration previously paid to the DCB Shareholders and DCB Option Holders by FFI as set forth in the Merger Agreement shall constitute the sole and total consideration to which the DCB Shareholders and DCB Option Holders are entitled pursuant to the Merger except as otherwise expressly provided for in the Merger Agreement.

(ii)          If the Aggregate Credit Loss less the Aggregate Net Gain on Disposition, as set forth in the Final Calculation, or if there is no Final Calculation, as otherwise agreed to between the DCB Securityholder Representative and FFI, is less than Four Million Five Hundred Thousand Dollars ($4,500,000), then, subject to Section 5 below, the DCB Shareholders, and the DCB Option Holders will become entitled to receive, as additional Merger Consideration and Option Consideration, respectively, pursuant to the Merger Agreement, Contingent Consideration in an aggregate amount equal to (A-(B-C)) x D, where:

A = $4,500,000

B = the amount of the Aggregate Credit Loss

C = the amount of the Aggregate Net Gain on Disposition

D = 0.90

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By way of example, assuming that the amount of the Aggregate Credit Loss less the Aggregate Net Gain on Disposition was Three Million Dollars ($3,000,000), then the DCB Shareholders and DCB Option Holders would become entitled to receive, and FFI would be obligated to pay and issue, Contingent Consideration in an amount equal to One Million Three Hundred Fifty Thousand dollars ($1,350,000).

(d)          If Contingent Consideration becomes payable pursuant to Section 3(b) of this Agreement, then:

(i)          The following formula will be used to determine the portion of such Contingent Consideration which will be allocable to each DCB Shareholder:

J1 ÷ (K+L) x M

(ii)          The following formula will be used to determine the portion of such Contingent Consideration which will be allocable to each holder of any In-the-Money-Options:

J2 ÷ (K+L) x M

Where:

J1 = the number of DCB Shares held by a DCB Shareholder that were converted into the right to receive FFI Shares in the Merger;

J2 = the number of In-the-Money Options held by a DCB Option Holder for which the DCB Option Holder was entitled to receive cash in the Merger;

K = equals the total number of DCB Shares issued and outstanding immediately prior to the Effective Time of the Merger (inclusive of DCB Shares that become Dissenting Shares in the Merger);

L = equals the total number of In-the Money DCB Options outstanding immediately prior to the Closing Date; and

M = equals the total Contingent Consideration earned pursuant to Section 3(c) above.

(e)          Any Contingent Consideration to be paid to a DCB Shareholder shall be paid in FFI Common Stock assuming a price of $15.00 per share, except that cash shall be paid in lieu of any fractional share that would otherwise be required to be issued to a DCB Shareholder pursuant this Section 3. By way of example, if, as a result of the allocation of the Contingent Consideration, a DCB Shareholder was allocated $30,000 of the Contingent Consideration, that DCB Shareholder would become entitled to receive 2,000 FFI Shares. Any Contingent Consideration to be paid to the DCB Option Holders pursuant to this Section 3 will be paid in cash.

(f)          Notwithstanding anything to the contrary that may be contained elsewhere in this Section 3, if any Impaired Asset is disposed of by DCB prior to the Closing Date, any gain or loss from the disposition of such Impaired Asset will be included in the Measurement Period Income (Loss) and, therefore, included in the Adjusted DCB Book Value, and such Impaired Asset will be removed from the list of Impaired Assets set forth on Schedule A to this Agreement.

4.           Payment of Contingent Consideration. If the DCB Shareholders and the DCB Option Holders become entitled to receive any Contingent Consideration pursuant to Subsection 3(b) above, then, FFI shall issue the FFI Common Stock which it has become obligated hereunder to issue to the DCB Shareholders (together with cash in lieu of any fractional shares) and pay to the DCB Option Holders the cash which FFI has become obligated to pay hereunder to such Option Holders, in each case pursuant to the applicable provisions of Section 3 above, within ten (10) Business Days following the date that the DCB Securityholder Representative and FFI agree on the amount of the Contingent Consideration or, if later, the date that the Neutral Accountant renders the Final Calculation to each of the DCB Securityholder Representative and FFI in writing.

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5.           Dissenting DCB Shares. As a result of the above computation, the aggregate amount of any Contingent Consideration that would otherwise be payable to the DCB Shareholders and DCB Option Holders pursuant to Section 3 of this Agreement shall be reduced by an amount equal to the portion of such Contingent Consideration that would, but for the provisions of this Section 5, have been payable to the DCB Dissenting Shareholders in respect of their Dissenting Shares. For purposes hereof the term “Dissenting Shareholders” means the DCB Shareholders, if any, who (i) were entitled to and demanded the payment, in cash, of the fair market value of any of their DCB Shares in accordance with Section 1300 of the California General Corporation Law (the “CGCL”) and submitted certificates representing such DCB Shares for endorsement in accordance with Section 1302 of the CGCL (“Dissenting DCB Shares”), and (iii) did not withdraw or otherwise lose their rights to a determination and payment, in lieu of the Merger Consideration, of the fair market value of their Dissenting DCB Shares under the CGCL.

6.           Condition and Effectiveness. It shall be a condition to the respective rights and obligations of the parties contained in this Agreement that the Merger and the other transactions contemplated by the Merger Agreement shall have been consummated by the parties thereto. If, for any reason, the Merger Agreement is terminated or the Merger and other transactions contemplated thereby are abandoned, then, this Agreement and the respective rights and obligations of the parties under this Agreement shall automatically terminate without the necessity of any action by or notice from any of the parties hereto and none of the parties shall have any liability under this Agreement due to any such termination.

7.           Miscellaneous Provisions.

(a)          Waiver and Amendment. Any party to this Agreement may (i) extend the time for the performance of any of the obligations of any other party (ii) waive compliance with any of the covenants, undertakings or agreements of any other party contained in this Agreement or (iii) waive the performance (including performance to the satisfaction of a party or its counsel) by any other party of any of its obligations set out herein, provided, however, that to be effective any such extension or waiver must be set forth in a written instrument or document that has been executed and delivered by the party who is purported to have granted such extension or waiver. No failure or delay on the part of any party hereto in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. This Agreement may not be amended or modified except by an agreement in writing signed by the parties hereto.

(b)          Entire Agreement. This Agreement, together with the Merger Agreement (including the Exhibits, the DCB Disclosure Schedule and the FFI Disclosure Schedule and the other documents delivered pursuant thereto), represent the entire understanding and all of the agreements of the parties hereto with reference to, and supersede all prior understandings and agreements (written or oral) heretofore made by the parties relating to, the subject matter of this Agreement.

(c)          No Assignment; Successors and Assigns. Neither this Agreement nor any of the rights or interests of any party hereunder may be assigned and no party may delegate any of its obligations hereunder, in whole or in part (whether by operation of law or otherwise), without the prior written consent of the other party, and any attempt to make any such assignment or delegation without such written consent shall be null and void. Subject to the foregoing, the provisions hereof shall inure to the benefit of, and be binding upon, the parties hereto and their respective successors, assigns, heirs, executors and administrators.

(d)          No Third Party Beneficiaries. Nothing in this Agreement, express or implied, is intended to or shall confer upon any Person other than the parties hereto any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

(e)          Severability. In case any provision contained in this Agreement should be held, by a court of competent jurisdiction, to be invalid, illegal or unenforceable in any respect in any jurisdiction, such provision shall (as to such jurisdiction), be ineffective to the extent of such invalidity, illegality or unenforceability, and the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

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(f)           Incorporation of Certain Provisions from the Merger Agreement. The provisions of Sections 13.2 (Notices) and 13.9 (Governing Law; Consent to Jurisdiction; Waiver of Trial by Jury) of the Merger Agreement are incorporated by this reference into this Agreement, provided that wherever the term “Agreement” appears in such provisions, such term shall, for purposes of this Agreement, mean and refer to this Agreement and not the Merger Agreement and all notices to DCB, the DCB Shareholders and/or the DCB Option Holders shall be sent to the DCB Securityholder Representative in accordance with the contact information provided per the terms of the Merger Agreement.

(g)          Counterparts. This Agreement may be executed in counterparts, each of which executed counterparts (and any facsimile copies or photocopies of which) shall constitute an original, but all of which, when taken together, shall constitute but one and the same instrument, and this Agreement shall become effective when each party hereto shall have signed at least one such counterpart and all of the parties shall have exchanged such executed counterparts or facsimile copies or photocopies thereof.

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Signatures of parties follow on next page.]

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IN WITNESS WHEREOF, the undersigned have executed, or caused their duly authorized representatives to execute this Agreement as of the day and date first above written.

FIRST FOUNDATION INC.		DESERT COMMERCIAL BANK

By:	/s/ JOHN MICHEL	By:	/s/ TONY SWARTZ
Name:	John Michel, Chief Financial Officer	Name:	Tony Swartz, President and CEO

FIRST FOUNDATION BANK		DCB SECURITYHOLDER REPRESENTATIVE

OSBORNE RINCON, CPAs

By:	/s/ JOHN MICHEL	By:	/s/ BRUCE J. LEGAWIEC
Name:	John Michel, Chief Financial Officer	Name:	Bruce J. Legawiec, Partner

[Signature Page of Earn-Out Agreement]

CONFIDENTIAL

SCHEDULE A

IMPAIRED ASSET POOL

		Carrying Value as of March 31, 2011
Note #:	Status	Net Principal Balance(a)	Accrued Interest	Total(a)
392	Loan	$4,423,548	$13,271	$4,436,819
191	Loan	3,802,277	11,086	3,813,363
107	Loan	2,757,460	828	2,758,288
451	REO	762,600	10,329	772,929
164	Loan	722,571	3,211	725,782
369	Loan	554,151	2,078	556,229
275	Loan	269,535	1,470	271,005
426	Loan	54,794	514	55,308
TOTALS		$13,346,936	$42,787	$13,389,723

(a)	Includes an additional $250,000 related to purchase of a participation interest in August 2012.

A-1